ARC Group Worldwide 8-K

Exhibit 10.26

membership interestS PURCHASE AGREEMENT

by and among

Nigel Sutton

Gregory Curtis

Frank Ferree

Dermot Rafferty

and

ARC Group Worldwide, Inc.

Dated as of April 7, 2014

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3.27	Product Standards	26
3.28	No Knowledge of Breaches	26
3.29	No Indebtedness	26
3.30	Product Liability	26
3.31	Disclosure	26

Section 4.	Representations and Warranties of Purchaser.	27
4.1	Good Standing and Corporate Power	27
4.2	Access	27
4.3	Authorization	27
4.4	No Conflicts	27
4.5	Governmental Approvals and Filings	27
4.6	Brokers	28
4.7	Acquisition of Interests	28
4.8	Financial Capacity	28
4.9	Non-Reliance of Purchaser	28

Section 5.	Covenants of Both Parties	29
5.1	Conduct of Business Prior to the Closing	29
5.2	Notices of Certain Events	29
5.3	Confidentiality	30
5.4	Public Announcements	31
5.5	Access to Information	31
5.6	No Solicitation of Other Bids.	32

Section 6.	Other Agreements.	32
6.1	Further Assurances	32
6.2	Employees	32
6.3	Access to Records After Closing	33
6.4	Tax Matters	33
6.5	Nonsolicitation and Noncompetition	35
6.6	Directors’ and Officers’ Indemnification and Insurance	36

Section 7.	Conditions to Obligation of Purchaser to Close.	37
7.1	Accuracy of Representations and Warranties	37
7.2	Satisfaction of Pre-Closing Covenants of Sellers	37
7.3	No Change or Injunction	37
7.4	Additional Documents	38

Section 8.	Conditions to Obligation of Sellers to Close.	38
8.1	Accuracy of Representations and Warranties	38
8.2	Satisfaction of Pre-Closing Covenants of Purchaser	38
8.3	No Injunction	39
8.4	Additional Documents	39

Section 9.	Indemnification and Related Matters.	39
9.1	Indemnification by Sellers	39

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9.2	Indemnification by Purchaser	40
9.3	Expiration of Representations, Warranties and Covenants	41
9.4	Order of Claims	41
9.5	Maintenance and Release of Escrow	41
9.6	Indemnification Claims	43
9.7	Indemnification Claims from Escrow Fund	43
9.8	Defense of Third Party Actions	45
9.9	Subrogation	46
9.10	Exclusivity	46
9.11	Characterization of Indemnification Payment	46
9.12	Financing	46

Section 10.	Grounds for Termination	47
10.1	Termination	47
10.2	Notice of Termination	47

Section 11.	Miscellaneous Provisions	47
11.1	Expenses	47
11.2	Waiver	47
11.3	Disclosure Schedule	48
11.4	Exclusivity of Agreement	48
11.5	Inurement	48
11.6	Governing Law	48
11.7	Venue, Jurisdiction and Forum	49
11.8	Time of the Essence	49
11.9	Notices	49
11.10	Table of Contents and Headings	50
11.11	Assignment	51
11.12	Counterparts; Facsimile Signatures	51
11.13	Severability	51
11.14	Entire Agreement	51
11.15	Waiver	51
11.16	Amendments	51
11.17	Interpretation of Agreement	51

Schedule A	Membership Interests
Schedule 1.1-A	Pro Forma Working Capital Calculation
Schedule 1.1-B	Pro Forma EBITDA Calculation

EXHIBIT A	Escrow Agreement
EXHIBIT B	Employment Agreements

Disclosure Schedule

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MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 7, 2014, by and among Nigel Sutton, Gregory Curtis, Frank Ferree, and Dermot Rafferty (collectively, “Sellers” and each individually, a “Seller”), and ARC Group Worldwide, Inc., a Utah corporation (“Purchaser”).

Recitals

A.                Sellers own all of the membership interests (the “Interests”) of Advance Tooling Concepts, LLC, a Colorado limited liability company (the “Company”).

B.                Purchaser wishes to acquire one hundred percent (100%) of the Interests from Sellers, in the respective amounts set forth on Schedule A attached hereto, on the terms set forth in this Agreement.

Agreement

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers agree as follows:

Section  1.                 Defined Terms.

1.1              Definitions. For purposes of this Agreement (including the Disclosure Schedule) the following terms have the meanings ascribed to them in this Section 1.1:

“Affiliate” means, with respect to a Person, any other Person who directly or indirectly owns or controls, or is owned or controlled by, or is under direct or indirect common ownership or control with such Person. Without limiting the generality of the foregoing, a Person shall be deemed to “own” another Person if it owns, directly or indirectly, more than 50% of the capital stock or other equity interest of such other Person.

“Applicable Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, as of the date of this Agreement, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise in effect by or under the authority of any Governmental Body.

“ARC Common Stock” means (i) the shares of common stock, par value $.0005 per share, of ARC Group Worldwide, Inc., and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Business Day” means any day other than a Saturday, Sunday or a day in which banks in Colorado or Massachusetts are not open for business.

“Charter Documents” with respect to any particular entity shall mean: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or operating agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of an Entity; (f) all shareholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Entity, or relating to the rights, duties and obligations of the equity holders of any Entity; and (g) any amendment or supplement to any of the foregoing.

“Claim Period” means 12 months from the Closing Date.

“Closing Date Tax Benefits” means the Tax deductions to Purchaser or the Company from or relating to the payment of the Transaction Expenses of the Company and the payment of any Closing Indebtedness.

“Closing Indebtedness” means all outstanding Indebtedness of the Company as of the Closing Date.

“Closing Indebtedness Payoff Amount” means the aggregate amount of Closing Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information, whether technical, business, proprietary, financial or otherwise, of or relating to a party, its Affiliates or its business that reasonably appears to be proprietary or confidential in nature because of legends or other markings, the nature of the information itself or the circumstances of disclosure, whether such information is disclosed in writing, through electronic media, orally, visually or in any other form.

“Contemplated Transactions” means the sale of the Interests and the other transactions contemplated by this Agreement and the other Transaction Agreements.

“Damages” means all actual out-of-pocket losses, damages (but excluding punitive damages, consequential damages, exemplary damages, incidental damages and any lost profits and decline in value), liabilities, claims, demands, settlements, judgment awards, fines, penalties, fees (including any reasonable attorneys’ fees), charges or costs. Notwithstanding the foregoing, for the purposes of computing the amount of Damages incurred by any Person: (a) there shall be deducted an amount equal to the amount of any net tax benefit directly or indirectly received or receivable by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto; and (b) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, or reimbursements directly or indirectly received or receivable by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto.

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“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

“EBITDA” for any period, with respect to Company, Net Income for such period plus, without duplication and to the extent deducted in calculating Net Income for such period, the sum of (a) Interest Expense for such period, (b) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such period, (c) the amount of depreciation and amortization expense deducted in determining Net Income, (d) any extraordinary, unusual or non-recurring items reducing Net Income for such period, and (e) any non-cash items reducing Net Income for such period, minus (i) any extraordinary, unusual or non-recurring items increasing Net Income for such period and (ii) any non-cash items increasing Net Income for such period. Calculated as set forth on Schedule 1.1-B using accounting principles, methodologies and practices consistent with GAAP, unless otherwise consistent with classifications and methodologies used to prepare the Company’s audited financial statements. Schedule 1.1-B attached hereto is a pro forma example of the calculation of the trailing twelve months EBITDA as of February 28, 2014.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement or qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan as defined in ERISA Section 3(2) (including any multiemployer plan as defined in ERISA Section 3(37)), (c) employee welfare benefit plan as defined in ERISA Section 3(1), or (d) retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit, material fringe benefit, bonus or incentive plan or program and other similar agreement, plan, policy, program or arrangement (and any amendments thereto) that is sponsored, maintained or contributed to by the Company.

“Employment Agreements” means the employment agreements, substantially in the form attached hereto as Exhibit B, to be entered into by and between the Company and each respective Seller.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, business, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Financing” means any debt financing proposed or committed to be entered into in connection with the transactions contemplated by this Agreement.

“Financing Agreements” means any commitment letters, engagement letters, credit agreements, guarantees, and pledge and security documents related to any Financing.

“Financing Sources” means each Person (including, without limitation, each agent and arranger) that has entered into agreements in connection with a proposed or committed Financing, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.

“GAAP” means generally accepted United States accounting principles in effect as of the Closing Date applied on a consistent basis with the past practice of the Company.

“Governmental Body” means any nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; any federal, state, local, municipal, foreign or other government; any governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); any multi-national organization or body; or and individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, that is hazardous, acutely hazardous or toxic under Applicable Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls regulated under Applicable Law.

“Income Tax” means any federal, state, local, foreign or other Tax based on or measured by reference to net income.

“Income Tax Return” means any Tax Return relating to Income Tax.

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“Indebtedness” of any Person means, without duplication, (a) all outstanding indebtedness of such Person for borrowed money or the deferred price (including earnout or similar obligations) of property or services (other than trade payables incurred in the Ordinary Course of Business which are not more than 90 days past due), (b) all outstanding indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (c) all unreimbursed amounts drawn under letters of credit issued for the account of such Person, (d) all capital lease obligations as determined in accordance with GAAP, (e) all issued but uncashed checks outstanding as of the Closing Date, (f) all fees, premiums, penalties or expenses associated with the prepayment of any indebtedness, including interest rate swap breakage costs, (g) interest accrued on any of the foregoing; (h) all guaranties of any of the foregoing, in each case constituting a Liability of the Company; and (i) obligations of the type referred to in clauses (a) through (g) of this definition with respect to other Persons secured by any Encumbrance on a property or asset of the Company.

“Intellectual Property” means: (a) all patents and patent applications, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (b) all trademarks and services marks, together with all goodwill associated therewith, and all applications and registrations in connection therewith; (c) all copyrights and all applications and registrations in connection therewith; (d) all trade secrets enforceable under Applicable Law; and (e) in any medium of expression, any and all ideas, techniques, processes, works of authorship, software programs, software source documents, software architecture, algorithms, formulae, inventions, apparatuses, equipment, models, sketches and drawings related to current, future and proposed technologies, products and/or services, research, experimental work, development, designs,notes and details thereof, specifications, engineering information, financial information, procurement, purchasing and manufacturing requirements,customer lists, contractual relationships, business forecasts, sales and merchandising information, and marketing plans.

“Knowledge of Sellers” and “To Sellers’ Knowledge” and similar phrases mean to the actual knowledge of any Seller.

“Lease Agreements” mean agreements amending that certain Lease Agreement between 33 South Pratt, LLC and the Company, dated June 1, 2005, for a portion of the building located at 33 South Pratt Parkway, Longmont, Colorado 80501, as amended by that certain Extension of Lease, dated December 21, 2010, which extended the lease term to May 1, 2012, and that certain Extension of Lease, dated July 2, 2012, which extends the lease term to May 31, 2017, which amendments (i) terminate the personal guaranty of Sellers, (ii) assign the personal guaranty to Purchaser, and (ii) create a two-year option to continue such lease.

“Liability” means any obligation or liability of any nature (including any known, unknown, undisclosed, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), absolute or contingent, accrued or unaccrued, mature or unmatured, due or to become due, regardless of whether such debt, obligation, duty or liability is immediately due and payable.

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“Material Adverse Effect” means any event, change, development or occurrence that, either individually or in the aggregate with all other such events, changes, developments or occurrences, has had a material adverse effect on the historical operations, business, financial condition, liabilities, properties or assets of the Company taken as a whole, other than any event, change, development or occurrence arising out of or relating to (a) the economy, political or financial markets in general; (b) changes in the industries in which the Company operates; (c) changes in Applicable Laws or GAAP; (d) the announcement of this Agreement or the Contemplated Transactions; (e) the taking of any actions contemplated by this Agreement or any other Transaction Agreement; or (f) acts of terrorism, war or other outbreak of hostilities. When determining whether a Material Adverse Effect exists with respect to the Company, the parties acknowledge that such determination shall be made from the perspective of a reasonable person in the Company’s position.

“Matter” means any claim, demand, dispute, action, suit, examination, audit, Proceeding, investigation, inquiry or other similar matter.

“Net Working Capital” means (a) Total Accounts Receivable plus Total Other Current Assets plus Inventory, minus (b) Total Accounts Payable plus Total Credit Cards plus Total Other Current Liabilities plus Deferred Revenue; in each case calculated as set forth on Schedule 1.1-A using accounting principles, methodologies and practices consistent with GAAP, unless otherwise consistent with classifications and methodologies used to prepare the Company’s audited financial statements, subject to an appropriate adjustment for the payment of all Closing Indebtedness and Transaction Expenses of the Company at Closing. Schedule 1.1-A attached hereto is a pro forma example of the calculation of the Working Capital as of February 28, 2014.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or any contract with any Governmental Body that has been entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency) and is taken in the ordinary course of the normal, day-to-day operations of the Company.

“Permits” means any permit, license, certificate, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

“Permitted Encumbrances” means (a) Encumbrances imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities, (b) purchase money Encumbrances and Encumbrances securing rental payments, (c) easements, covenants, conditions, reservations, rights of way, and restrictions of record, (d) any zoning or other governmentally established restrictions or encumbrances, (e) pledges or deposits to secure obligations under workers or unemployment compensation laws or similar legislation or to secure public or statutory obligations, (f) mechanic’s, materialman’s, supplier’s, vendor’s or similar Encumbrances arising or incurred in the Ordinary Course of Business and (g) other Encumbrances incurred in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

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“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Tax Period” means a taxable year ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Principal Market” means the Nasdaq Stock Market.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that has been commenced, brought, conducted or heard by or before, or that otherwise has involved any Governmental Body or any arbitrator or arbitration panel.

“Release” means any actual, or to the Knowledge of Sellers overtly threatened, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” of a Person shall include:

(a)                 such Person’s Affiliates, shareholders, members, managers, directors, officers, employees, agents, attorneys, investment bankers, accountants and representatives; and

(b)                 all shareholders, directors, officers, employees, agents, attorneys, investment bankers, accountants and representatives of each of such Person’s Affiliates.

“Restricted Business” means any business or enterprise having the same or similar commercial operations as the Company.

“Target Working Capital Amount” means $1,450,000.

“Tax” means any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax (including any fine, penalty or interest imposed on such amounts).

“Territory” shall mean the United States of America.

“Tax Return” means any return (including any information return), report, declaration, estimate, form, election, certificate or other document required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

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“Trading Day” means any day on which the common stock of ARC is traded on the Principal Market, or, if the Principal Market is not the principal trading market for such stock, then on the principal securities exchange or securities market on which such stock is then traded; provided that “Trading Day” shall not include any day on which the common stock of ARC is scheduled to trade on such exchange or market for less than 4.5 hours or any day that it is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transaction Agreements” mean this Agreement, the Escrow Agreement, and the Employment Agreements.

“Transaction Expenses” means, with respect to any Person, all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, and all fees and expenses of any audit firm, investment banking firm or accountant) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person.

“Unaudited Interim Financial Statements” mean the unaudited internal balance sheet as of February 28, 2014 and the related unaudited internal income statement for the twelve months then ended, of the Company.

“Unaudited Interim Financial Statements Date” means February 28, 2014.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

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1.2           Additional Defined Terms. In addition to the definitions set forth in Section 1.1, for purposes of this Agreement (including the Disclosure Schedule) the following terms have the meanings set forth in the Section referenced in the following table:

Defined Term	Section
Acquisition Proposal	5.6(a)
Actual Working Capital Amount	2.6(a)
Agreed Amount	9.7(a)
Agreement	Introduction
Arbitration Notice	9.7(e)
CERCLIS	3.17(a)
Claim Notice	9.6
Claimant	9.6
Claimed Amount	9.6(c)
Closing	2.3
Closing Date	2.3
Closing Balance Sheet	2.6(a)
Closing Financial Statements	2.6(a)
Company Intellectual Property	3.11(b)
Environmental Laws	3.17(a)
Escrow Agent	2.4(c)
Escrow Agreement	2.4(c)
Escrow Release Date	9.5(c)
Escrow Shares	2.4(c)
Financial Statements	3.7(a)
GMB	3.26
Indemnification Cap	9.1(b)
Indemnification Deductible	9.1(b)
Indemnified Party	9.9
Indemnifying Party	9.8
Indemnitee	9.8
Indemnitor	9.9
Independent Accountants	2.6(b)
JAG	9.7(e)
Kodak Case	9.1(c)(iv)
Leased Property	3.13
Material Contracts	3.10
Post-Closing Decrease Amount	2.5(c)
Post-Closing Increase Amount	2.5(b)
Purchase Price	2.2
Purchaser	Introduction
Response Notice	9.7(a)
Restricted Period	6.5(a)
Securities Act	9.5(a)
Securityholder Group	11.2
Sellers	Introduction
Straddle Period	6.4(b)
Tax Controversies	6.4(f)

(Remainder of Page Left Intentionally Blank)

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Section  2.                 Sale and Purchase of Interests.

2.1              Purchase and Sale of Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase and acquire, all right, title and interest in and to the Interests, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.2              Purchase Price. Subject to adjustment in accordance with Section 2.5, the purchase price payable by Purchaser for the Interests shall be Twenty-Four Million Dollars ($24,000,000) ( the “Purchase Price”), payable in accordance with Section 2.4.

2.3              Closing. Subject to fulfillment of the conditions precedent specified in Section 7 and Section 8, the closing (the “Closing”) of the Contemplated Transactions shall take place remotely via the electronic exchange of documents and signatures no later than three (3) Business Days after delivery of the financial audit referred to in Section 7.4(i) (such date of Closing, the “Closing Date”), or at such other time, date or place as Purchaser and Sellers may agree in writing. On the Closing Date, Purchaser shall deliver the Purchase Price as set forth in and payable in accordance with Section 2.4. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a)                 Assignments of the Sellers’ Interests to Purchaser,

(b)                 Purchaser shall pay in full the Purchase Price by making the payments specified in Section 2.4,

(c)                 The appropriate parties shall enter into the Transaction Agreements, and

(d)                 The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by either party to consummate the Contemplated Transactions.

2.4              Payment of Purchase Price. The Purchase Price shall be paid at Closing as follows:

(a)               The Closing Indebtedness Payoff Amount shall be delivered by Purchaser (on behalf of Sellers) in immediately available funds for deposit in accounts designated in writing by Sellers (such designation to occur no less than one Business Day prior to the Closing);

(b)               The Transaction Expenses incurred by the Company or Sellers shall be delivered by Purchaser (on behalf of Sellers) in immediately available funds for deposit in accounts designated in writing by Sellers (such designation to occur no less than one Business Day prior to the Closing);

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(c)               The Purchaser shall deposit to Wuersch & Gering LLP (the “Escrow Agent”) within five (5) Business Days prior to the Closing Date such number of newly issued shares of ARC Common Stock equal in value to one hundred twenty five percent (125%) of the amount which is ten percent (10%) of the Purchase Price (the “Escrow Shares”), valued at the average VWAP for the twenty (20) Trading Day period prior to such issuance date, which, subject to Section 9.5 below, will be replaced with ten percent (10%) of the Purchase Price in cash immediately prior to final disbursement of the Escrow Fund, in accordance with Section 9.5 below and the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit A(the “Escrow Agreement”);

(d)                 An amount equal to the Purchase Price less the amounts specified in clauses (a), (b) and (c) of this Section 2.4 shall be delivered by Purchaser by wire transfer of immediately available funds for deposit in the accounts designated in writing by Sellers (such designations to occur no less than one Business Day prior to the Closing).

2.5              Working Capital Adjustment.

(a)                 The Purchase Price shall be subject to adjustment following the Closing in accordance with this Section 2.5 and Section 2.6.

(b)                 If the Actual Net Working Capital Amount is One Hundred Twenty Five Thousand Dollars ($125,000) or more, greater than the Target Working Capital Amount, then the Purchase Price shall be increased by the amount by which the Actual Working Capital Amount exceeds the Target Working Capital Amount (the “Post-Closing Increase Amount”), and the Post-Closing Increase Amount shall be paid by Purchaser, within five (5) Business Days of the Post-Closing Increase Amount becoming final in accordance with Section 2.6, by wire transfer of immediately available funds to Sellers in the same proportions as the Purchase Price payments and to the accounts designated for the Closing by the Sellers.

(c)                 If the Actual Working Capital Amount is One Hundred Twenty Five Thousand Dollars ($125,000) or more, less than the Target Working Capital Amount, then the Purchase Price shall be reduced by the amount by which the Target Working Capital Amount exceeds the Actual Working Capital Amount (the “Post-Closing Decrease Amount”), and the Post-Closing Decrease Amount shall be released by the Escrow Agent upon receipt of joint instructions from Sellers and Purchaser to the Escrow Agent to release to Purchaser the Post-Closing Decrease Amount from the Escrow Fund. The Escrow Fund shall be the sole source of payment of any Post-Closing Decrease Amount due to Purchaser under this Agreement, and Sellers shall have no liability therefor.

2.6              Working Capital Adjustment Procedure.

(a)                 Purchaser shall cause to be prepared the following: (i) a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), and (ii) a calculation of the Working Capital as set forth on the Closing Balance Sheet (the “Actual Working Capital Amount”). Sellers shall cause to be prepared the following: (i) a calculation of the Post-Closing Increase Amount or the Post-Closing Decrease Amount, as applicable (collectively with the Closing Balance Sheet and Actual Working Capital Amount, the “Closing Financial Statements”). The Closing Financial Statements shall be prepared in conformity with GAAP; provided, however, that the calculation of the Actual Working Capital Amount shall be subject to the principles, methodologies, practices and adjustments reflected in Schedule 1.1-A. After the Closing Date, Sellers and the Company’s Representatives shall be permitted reasonable access to review the books, records and work papers of the Company to facilitate the preparation of the Closing Financial Statements. In addition, after the Closing Date, Sellers and the Company’s Representatives may make inquiries and requests of Purchaser and its Representatives with respect to the preparation of the Closing Financial Statements, and Purchaser and its Representatives shall promptly respond to and cooperate with, and Purchaser shall use its commercially reasonable efforts to cause its Representatives to promptly respond to and cooperate with, such inquiries and requests.

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(b)                 Purchaser shall deliver the Closing Financial Statements to Sellers within 60 days following the Closing Date. If within 30 days following delivery of the Closing Financial Statements, Sellers have not given Purchaser written notice of its objection as to any amounts or calculations set forth on the Closing Financial Statements (which notice shall state in reasonable detail the basis of Sellers’ objection), then the Post-Closing Increase Amount or the Post-Closing Decrease Amount, as applicable, as set forth in the Closing Financial Statements delivered by Purchaser shall be final, binding and conclusive on the parties. If Sellers duly give Purchaser notice of objection, and if Purchaser and Sellers fail to resolve the issues outstanding with respect to the calculation of the Post-Closing Increase Amount or the Post-Closing Decrease Amount, as applicable, within 30 days of Sellers’ receipt of Sellers’ objection notice, Sellers and Purchaser shall submit the issues remaining in dispute to a mutually acceptable national firm of independent public accountants (the “Independent Accountants”), for resolution; provided, however, that the scope of the Independent Accountants’ review shall be limited to the matters set forth in this Section 2.6 and shall not relate to the determination of the Target Working Capital Amount nor to the appropriateness of the principles, methodologies, practices or adjustments reflected in Schedule 1.1-A, which the parties have mutually agreed are acceptable. Purchaser and Sellers agree that any market or business developments after the Closing shall not be taken into consideration and that the status of the Company’s affairs and market circumstances at the time of the Closing shall prevail.

(c)                 If issues are submitted to the Independent Accountants for resolution, then:

(i)                   Sellers and Purchaser shall execute any agreement(s) required by the Independent Accountants to accept their engagement pursuant to this Section 2.6;

(ii)                 Sellers and Purchaser shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other agents, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any written material relating to the disputed issues;

(iii)                the determination by the Independent Accountants, as set forth in a written notice to be delivered by the Independent Accountants to both Sellers and Purchaser, of the Post-Closing Increase Amount or the Post-Closing Decrease Amount, as applicable, shall be final, binding and conclusive on the parties as of the date of the determination notice sent by the Independent Accountants; and

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(iv)               Sellers, on one hand, and Purchaser, on the other hand, shall each bear 50% of the fees and costs of the Independent Accountants for such determination, provided, however, that the engagement agreement(s) referred to in subpart (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Sellers or Purchaser pays to the Independent Accountants any amount in excess of 50% of the fees and costs of their engagement, the other party agrees to reimburse Sellers or Purchaser, as applicable, to the extent required to equalize the payments made by Sellers and Purchaser with respect to the fees and costs of the Independent Accountants.

2.7              Completion of Audit. Prior to the Closing, the audits of the Company’s financial statements for the fiscal years ended 2012 and 2013 shall be completed in accordance with GAAP.

2.8              (Intentionally Omitted.)

2.9              Allocation of Purchase Price. Purchaser and Sellers agree that the Purchase Price (and other capitalized costs) shall be allocated among the assets of the Company in accordance with GAAP and the Code.

2.10            Withholding. The Purchaser or any of its designees shall be entitled to deduct and withhold from any payment payable by the Purchaser to the Sellers pursuant to this Agreement such amounts as the Purchaser or its designee determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any Applicable Laws. To the extent that amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

Section  3.                  Representations and Warranties of Sellers Regarding the Company.

Subject to the limitations set forth in Section 9 and elsewhere in this Agreement, Sellers, severally, in the proportions each of their respective Interests bear to the total of all Interests, and not jointly, represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows, except as disclosed or otherwise referred to (i) in the Disclosure Schedule, and (ii) in any of the documents identified in the Disclosure Schedule.

3.1              Good Standing and Limited Liability Company Power of the Company. The Company has been duly formed and is validly existing and in good standing as a as a limited liability company under the laws of the State of Colorado. The Company has all requisite limited liability company power and authority to own and operate its property and its assets (other than the property and assets it leases), to lease the property it operates as lessee and to conduct the business in which it is currently, and is currently proposed to be, engaged. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its activities and its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not be material to the Company.

3.2              Capitalization; Title to Interests.

(a)                 Sellers own all of the Interests of the Company.

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(b)                 The Interests were duly authorized and validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Sellers have good and valid title to the Interests, free and clear of any Encumbrances, except Permitted Encumbrances. On the Closing Date, Purchaser will acquire good title to the Interests free of any Encumbrances, except for clause (a) of the definition of Permitted Encumbrances and any Encumbrances created by or through Purchaser or any of Purchaser’s Representatives.

(c)                 There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any Interests, or arising contingently or otherwise under contract or by operation of law, or the order of any court or arbitral authority, or by action of any other administrative or regulatory authority having jurisdiction over the Company or the Sellers.

3.3              Subsidiary/Other Ownership Interest. The Company does not presently own or control, directly or indirectly, any interest in any other Entity. The Company is not a participant in any joint venture or partnership.

3.4              Enforceability. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes, and upon the execution and delivery by Sellers of the Transaction Agreements to which Sellers area party, such Transaction Agreements shall constitute, legal, valid and binding obligations of Sellers enforceable against each such Seller in accordance with the respective terms of the Transaction Agreements, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors’ rights generally, and general equitable principles.

3.5              No Conflicts. The execution and delivery by each of the Sellers of the Transaction Agreements, the performance of each of their obligations under the Transaction Agreements and the consummation of the Contemplated Transactions do not and shall not:

(a)                 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Company;

(b)                 materially conflict with or result in a material violation or breach of any term or provision of any Applicable Law or Order applicable to the Company or Sellers; or

(c)                 materially conflict with or result in a material violation or breach of, or constitute a default under, any Material Contract.

3.6              Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body or any Person on the part of Sellers or the Company is required in connection with the consummation of the Contemplated Transactions which has not been obtained prior to the date of this Agreement.

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3.7              Financial Matters.

(a)                 Attached to Section 3.7(a) of the Disclosure Schedule are (i) the compiled balance sheet as of December 31, 2013, and the related statements of income and changes in members’ equity for the year then ended of the Company, and (ii) the Unaudited Interim Financial Statements (collectively (i) and (ii), the “Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Company, have been prepared in accordance with GAAP (except subject in the case of the Unaudited Interim Financial Statements to normal, year-end adjustments) and fairly present in all material respects the assets, liabilities, financial condition and operating results of the Company as of the dates and for the periods, indicated therein, subject to normal year-end adjustments (which have not yet been made for the Unaudited Interim Financial Statements).

(b)                 Section 3.7(b) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts payable of the Company as of February 28, 2014.

(c)                 Section 3.7(c) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts receivable of the Company as of February 28, 2014. All accounts receivable of the Company have arisen in the Ordinary Course of Business and are valid and enforceable claims.

(d)                 To the Knowledge of Sellers: (i) the Financial Statements are auditable; (ii) there are no facts or circumstances that would impair completion of audits of the Company financial statements for the calendar years ended December 31, 2012 and December 31, 2013, respectively.

3.8              Liabilities. As of the date of this Agreement, the Company has no Liabilities of a nature that are required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected on the Financial Statements, (b) liabilities incurred in the Ordinary Course of Business subsequent to the Unaudited Interim Financial Statements Date, (c) obligations of the Company under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Financial Statements, and (d) as set forth in Section 3.8 of the Disclosure Schedule.

3.9              Changes. Since the Unaudited Interim Financial Statements Date, the Company has conducted its business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, except in the Ordinary Course of Business or as would not reasonably be expected to be material, since the Unaudited Interim Financial Statements Date, there has not been:

(a)                 any material change in the assets, Liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements;

(b)                 any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company;

(c)                 any cancellation or waiver by the Company of a material right or of a material debt owed to it, except as disclosed in Section 3.9(c) of the Disclosure Schedule;

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(d)                 any material change or amendment to a Material Contract or any acceleration, termination, or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(e)                 except to the extent required by Applicable Law and as disclosed in Section 3.9(e) of the Disclosure Schedule, any material change in any compensation arrangement or agreement with any employee of the Company other than Sellers, or any payment of any bonuses, whether monetary or otherwise, or increase of any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, managers, independent contractors or consultants, or any change to the terms of employment or terms of termination for any employee, or action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, manager, independent contractor or consultant;

(f)                  any issuance of Interests or other securities of the Company or any rights, warrants or options to acquire, any Interests or any other securities of the Company or the redemption, purchase or acquisition of any Interests;

(g)                 except for the Closing Indebtedness, as set forth on the Financial Statements, any incurrence by the Company of Indebtedness or any other liabilities that would be commitments required to be disclosed in the footnotes to financial statements under GAAP, individually for which it currently owes, or in the future will owe in excess of $25,000;

(h)                 any payment of any dividend or other distribution by the Company upon or with respect to any Interests, or the split, combination or reclassification of any Interests, except as disclosed in Section 3.9(h) of the Disclosure Schedule;

(i)                   any sale, assignment, transfer or other disposition of any of the assets, contingent or otherwise, shown or reflected in the Financial Statements of any material assets or properties of the Company;

(j)                  any resignation or termination of any officer, key employee or group of employees of the Company;

(k)                 any direct or indirect loans, guarantees or advances or capital contributions to, or investments in, any other Person, made by the Company to any Person, except for payroll advances or loans to employees not in excess of $1,000;

(l)                   any labor organization activity related to the Company;

(m)               any merger or consolidation with any other Person or the acquisition of any material assets of any other Person or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof (other than the acquisition of inventory in the ordinary course), or the adoption of any plan of reorganization, full or partial liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

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(n)                 any amendment to the Charter Documents of the Company or the execution or filing of any instrument that, with the passage of time or otherwise, would cause the merger, acquisition or the dissolution of the Company;

(o)                 any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as recommended by the Company’s accounting firm so long as all Company accounting responsive to such recommendations remains consistent with GAAP and as to which detailed disclosures of each such change delivered by notice to Purchaser within one Business Day of such recommendation;

(p)                 any material change by Company management, other than as recommended by the Company’s accounting firm so long as all Company accounting responsive to such recommendations remains consistent with GAAP and as to which detailed disclosures of each such change shall be delivered by notice to Purchaser within one Business Day of such recommendation, in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(q)                 any transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(r)                  the imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(s)                  any agreement, understanding or arrangement with respect to the sale or voting of any of its equity interests (including, without limitation, any trusts, interest holders’ agreements, proxies, pledge agreements or any similar instruments or agreements);

(t)                  enter into a new line of business or abandoned or discontinued an existing lines of business;

(u)                 any purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the Ordinary Course of Business; or

(v)                 any agreement or commitment by the Company to do any of the things described in this Section 3.9.

3.10           Material Contracts.

(a)                 Except as disclosed on Section 3.10(a) of the Disclosure Schedule (the “Material Contracts”), the Company is not a party to or bound by:

(i)                   any current agreement providing for the sale by the Company of products to a customer and pursuant to which the Company has received, or has a contractual right to receive, payments in excess of $100,000 in the aggregate;

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(ii)                 any current agreement for the purchase of materials, inventory, supplies, goods, services, equipment or other assets pursuant to which the Company (a) made payments of $100,000 or more during the year ended December 31, 2013 or (b) is contractually required to make, over any period of time, payments of $100,000 or more;

(iii)                any current agreement pursuant to which any Person is contractually entitled to distribute the products of the Company;

(iv)               (A) any current lease of real property, or (B) any current lease of personal property providing for annual lease payments of $25,000 or more that cannot be terminated on less than 60 days’ notice without payment by the Company of any material penalty;

(v)                 any current agreement relating to Indebtedness;

(vi)               any current agreement relating to any Liability in excess of $25,000 per annum;

(vii)              any current material partnership, joint venture or other similar agreement;

(viii)            any current agreement relating to the acquisition or disposition of any material business (whether by merger, sale of membership interests, sale of assets or otherwise);

(ix)               any current agreement that is exclusive or limits the freedom of the Company to compete in any line of business or with any Person or in any area and all agreements that require the Company to purchase its total requirements of any product or service from a third party, or that contain “take or pay” provisions;

(x)                 any current employment, executive consulting or compensation agreement, or independent contractor agreement with any Person;

(xi)               any current material agreement relating to securities of the Company or rights in connection therewith;

(xii)              any and all prior agreements with respect to which the Company has any material tail-period Liability, contingent or otherwise;

(xiii)            any and all agreements with Governmental Bodies;

(xiv)            any and all agreements related to any currency transactions or other hedging agreements;

(xv)             any and all agreements with the Company to which any of the Sellers are party;

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(xvi)            any current arrangement or agreement pursuant to which any material Intellectual Property rights are licensed or sublicensed to or from the Company (excluding any agreement relating to the license by the Company of “off-the-shelf” software); or

(xvii)          any current agreement under which the Company has loaned money or promised to lend money, or made any other loan or advance to, or other investment in, any other Person, in each case in excess of $50,000.

(b)                 (i) Each Material Contract is in full force and effect; (ii) neither the Company nor, to the Knowledge of Sellers, any other party thereto, is in default or breach in any respect under the terms of any such Material Contract; (iii) no event has occurred that, with the passing of time or the giving of notice, would result in a default or breach of any such Material Contract, or allow for termination or cancellation thereof; and (iv) each Material Contract is a valid and binding agreement of the Company. The Company has not received any written notice from any party to any such Material Contract of any intention to terminate, cancel or otherwise fail to perform any obligations of such party under any such Material Contract.

3.11           Intellectual Property.

(a)                 Section 3.11(a) of the Disclosure Schedule sets forth an accurate and complete list of the material Intellectual Property owned by, or exclusively licensed to, or otherwise utilized by, the Company that is subject to rights or claims of ownership in the Intellectual Property by any third party, or an application or registration for protection under Applicable Law. To the Knowledge of Sellers, the Company has the right to use all material Intellectual Property necessary to operate the business of the Company as presently conducted free and clear of any Encumbrances, except for Permitted Encumbrances and the rights of lenders.

(b)                 To the Knowledge of Sellers, the Company has not received any written notice of infringement upon or misappropriation of the asserted rights of any third party as to Intellectual Property owned or used by the Company (the “Company Intellectual Property”). To the Knowledge of Sellers, there has been no misappropriation or infringement of the Company Intellectual Property by any third party.

(c)                 To the Knowledge of Sellers, it is not necessary to utilize any inventions of any of the consultants or employees of the Company (or people they currently intend to hire) made prior to their retention or employment, as the case may be, by the Company, except for inventions that have been assigned or licensed to the Company as of the date hereof. The Company has taken reasonable steps to promote and preserve the security and confidentiality of the Company Intellectual Property.

(d)                 The Company has not filed and does not maintain any Intellectual Property registrations with any governmental authority.

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(e)                 The Disclosure Schedule lists all licenses, sublicenses and other agreements and arrangements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. Seller has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(f)                  The Company Intellectual Property as formerly or currently owned, licensed or used by the Company, and the Company’s conduct of its business as formerly and currently conducted,have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor the Company has received any communication, and no lawsuit has been instituted, settled or, to Seller’s Knowledge, threatened, that alleges any such infringement, violation or misappropriation.

3.12           Certain Assets. Other than with respect to real property or interests in real property, such items being the subject of Section 3.13, and Intellectual Property, such items being the subject of Section 3.11, the Company has good and valid title to all assets owned by it, and valid and enforceable leasehold interests in all tangible assets leased by it. Except as set forth in Section 3.12 of the Disclosure Schedule, such owned assets and leased assets are suitable for use in the Ordinary Course of Business (ordinary wear and tear excepted) and constitute all of the tangible assets necessary to enable the Company to conduct its business. Except for Permitted Encumbrances (including those set forth in Section 3.12 of the Disclosure Schedule) all such owned assets are owned, and such leased assets are leased, free and clear of all Encumbrances. To the Knowledge of Sellers, the buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in reasonably good operating condition, subject to ordinary wear and tear, and are adequate for the uses to which they are being put, and are sufficient for the continued conduct of the Company’s Ordinary Course of Business.

3.13           Real Property. Section 3.13 of the Disclosure Schedule sets forth an accurate and complete list of all real property in which the Company has a leasehold interest (each, a “Leased Property”), the address of the Leased Property and the amount of the lease payment for each period with respect to which such amount is due. The Company does not hold fee title to any real property. The Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Encumbrances, except for (x) the following Encumbrances: (A) easements, covenants, rights-of-way and other similar restrictions of record, (B) zoning, building or other similar restrictions, (C) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (D) unrecorded easements, covenants, rights-of-way and other similar restrictions; or (y) any other Permitted Encumbrance.

3.14           Proceedings; Orders. Section 3.14 of the Disclosure Schedule sets forth an accurate and complete list of all Proceedings pending, or to the Knowledge of Sellers, currently threatened, orally or in writing, against any Seller or the Company. Neither Sellers nor the Company is a party or subject to the provisions of any material Order. To the Knowledge of Sellers, there is no investigation pending or threatened against the Company by or before any Governmental Body.

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3.15           Compliance with Laws. To the Knowledge of Sellers, the Company has materially complied with all Applicable Law (other than Environmental Laws, which are addressed in Section 3.17 rather than this Section 3.15) applicable to it. Other than as disclosed in Section 3.15 of the Disclosure Schedule, the Company has not in the past six (6) years received, any written notice from any Governmental Body regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Applicable Law on the part of the Company. The Company has not, to the Knowledge of Sellers, been the subject of any investigation conducted by any Governmental Body, except for routine and periodic audits by the U.S. Department of Labor (including the Occupational Safety and Health Administration) or similar state or municipal agencies, or by municipalities with respect to sales taxes.

3.16           Permits. Section 3.16 of the Disclosure Schedule is an accurate and complete list of each of the Permits held by the Company that are material to the operations of the Company. The Company (i) holds the Permits that are necessary for it to conduct its Ordinary Course of Business, each of which is in full force and effect, and (ii) is in materially in compliance with each Permit relating to it or any of its properties under Applicable Law. The Company has not received any written notice from any Governmental Body alleging the violation of, or failure to comply with, any term or requirement of any of its Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. Each of the Permits shall continue in full force and effect following the Closing Date so that the Company may continue to conduct its operations in the Ordinary Course of Business.

3.17           Environmental Laws.

(a)                 The Company conducts its business and operations, and has operated, in material compliance with all Applicable Laws relating to the environment, including, without limitation, all environmental laws, ordinances and regulations (“Environmental Laws”). The Company has not received written notice of any material Proceedings against it based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal or transport of Hazardous Materials. The Company has not received written notice that it may have liability as an arranger or generator for disposal or treatment at a site listed or proposed to be listed on the National Priorities List, as published by the United States Environmental Protection Agency, or the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”).

(b)                 The Company has obtained and is in material compliance with any material environmental Permits required under Environmental Laws for the ownership, lease, operation or use of the business or assets of the Company and any such environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. With respect to any such environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, any measures that can reasonably be taken to facilitate transferability of the same.

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(c)                 The Company has not received written notice that it may have liability as a result of real property currently or formerly owned, operated or leased or used for storage or as disposal facilities by the Company listed on, or proposed for listing on, the National Priorities List or CERCLIS.

(d)                 There has been no Release of Hazardous Materials by the Company in contravention of Environmental Laws with respect to the business or assets of the Company on any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received any notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in any material claim against, or a material violation of any Environmental Laws or term of any Environmental Permit by, Sellers or the Company.

(e)                 The Sellers have provided to the Purchaser true and complete copies of any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and economic models with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or Company related to compliance with Environmental Laws, notices and claims related to any and all environmental matters or the Release of Hazardous Materials; and (ii) any and all material documents (including, without limitation, costs of remediation, pollution control equipment and operational changes) concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws.

(f)                  To Sellers’ Knowledge, other than as disclosed in Section 3.17 of the Disclosure Schedule, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that after the Closing Date would materially increase the costs associated with the Ordinary Course of Business operations of the Company.

3.18           Taxes and Tax Returns.

(a)                 The Company has filed all material Tax Returns required to be filed by it. All such Tax Returns were reasonably believed to be complete and correct in all material respects at the time of filing. The Company has paid all Taxes shown on such Tax Returns. No audits or examinations of Tax Returns are currently pending, and the Company has not received written notice of any such audit or examination. The Company has never been a party to a Tax sharing agreement or any other agreement to indemnify any Person for Tax liability (other than a lease, license or other agreement the principal subject of which is not Tax). The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor agent, shareholder or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired. The Company has not made an election to be treated as an association for U.S. federal income tax purposes.

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(b)                 No claim has been made by any Governmental Body in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(c)                 There are no Encumbrances for Taxes upon the assets of the Company.

(d)                 The Company is not a party to, or bound by, any closing agreement or offer in compromise with any Governmental Body.

(e)                 The Company is not a party to any administrative action by any Governmental Body related to any Taxes and to the Knowledge of Sellers there are no pending or threatened actions by any Governmental Body in respect of any Taxes.

(f)                  The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707 A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

3.19           Labor Agreements and Actions and Deferred Compensation. The Company is not bound by or subject to (and none of the assets or properties of the Company is bound by or subject to) any collective bargaining agreement or any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested, or to the Knowledge of Sellers, has sought to represent any of the employees, representatives or agents of the Company. To the Knowledge of Sellers, the Company is not aware of any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as set forth in Section 3.19 of the Disclosure Schedule, the Company is not a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other Applicable Law related to employment. There are no pending or, to the Knowledge of Sellers, threatened, employment discrimination charges or complaints against or involving the Company before any federal, state, or local board, department, commission or agency. To the Knowledge of Sellers, no employee of the Company is a party to or is bound by any agreement (other than an applicable Company confidentiality agreement) that restricts the freedom of such employee to compete in any way in the Company’s business.

3.20           Employee Benefits.

(a)                 Section 3.20(a) of the Disclosure Schedule sets forth an accurate and complete list of each Employee Benefit Plan maintained, sponsored, or contributed to by the Company or with respect to which the Company has any Liability, including without limitation, each Employee Benefit Plan for any employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, in each case whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA.

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(b)                 The Company does not currently sponsor, maintain, contribute to or participate in or have any Liability or potential liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any “multiemployer plan” (as defined in ERISA Section 3(37)), nor has the Company ever done or had any of the foregoing. No asset of the Company is subject to any lien under ERISA or the Code.

(c)                 To the Knowledge of Sellers, each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been funded and have been, in all material respects, maintained and administered in compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code, and any other Applicable Law. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

(d)                 With respect to each Employee Benefit Plan, the Company has provided Purchaser with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions (including any summary of material modification), and any insurance contracts or service provider agreements); (ii) the five most recent annual reports (Form 5500 series) filed with the Internal Revenue Service, with applicable attachments, to the extent any were required to be filed; and (iii) the most recent determination letter, or opinion letter, as applicable, received from the Internal Revenue Service.

(e)                 No Employee Benefit Plan promises or provides retiree medical or life insurance benefits to any Person, except for continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law).

(f)                  There are no Proceedings relating to the Employee Benefit Plans pending or, to Sellers’ Knowledge, threatened, other than routine administrative matters for benefits payable in the normal operation of the Employee Plans.

(g)                 To the Knowledge of Sellers, no provision of any Employee Benefit Plan could reasonably be expected to result in any material limitation on Purchaser or any of its Affiliates from amending or terminating any Employee Benefit Plan and no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(h)                 Each Employee Benefit Plan subject to Section 409A of the Code has been operated in material good faith compliance with such section and all applicable regulatory guidance promulgated thereunder (including notices, rulings and proposed and final regulations).

3.21           Inventory. All inventory of the Company consists of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business, except for items of below-standard quality, all of which have been or will be, as applicable, written off or written down to net realizable value in the Unaudited Interim Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market basis. Except as set forth in Section 3.21 of the Disclosure Schedule, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances and Ordinary Course of Business of the Company.

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3.22           Insurance. Section 3.22 of the Disclosure Schedule sets forth an accurate and complete list of the insurance policies maintained by or for the benefit of the Company. Such policies are in full force and effect and have been underwritten by unaffiliated insurers and, to the Knowledge of Sellers, will be in full force and effect immediately after the Closing. The Company has paid all premiums on such policies due and payable prior to the date of this Agreement. To the Knowledge of Sellers, the Company has not done anything by way of action or inaction that invalidates any of such policies in whole or in part. No Seller nor any of its respective Affiliates (including the Company) has received any written notice of cancellation, termination, premium increase, or alteration of coverage under, any of such insurance policies. The insurance policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.

3.23           Customers. Section 3.23 of the Disclosure Schedule sets forth an accurate and complete list based on revenues generated during the year ended December 31, 2013, of the top 10 customers of the Company. The Company has not received written notice from any customer identified in Section 3.23 of the Disclosure Schedule indicating that such customer intends to cease dealing with the Company. To the Knowledge of Sellers, no such customer has indicated within the past year that it will stop or materially decrease the rate of buying materials, products or services from the Company or materially modify such customer’s business practices after the Closing Date. To the Knowledge of Sellers, the Company has good relations with its customers.

3.24           Vendors and Suppliers. Section 3.24 of the Disclosure Schedule is an accurate and complete list of the top 10 vendors and/or suppliers of the Company based on expenses or expenditures paid to such entities during the year ended December 31, 2013. The Company has not received written notice indicating that any supplier or vendor identified in Section 3.24 of the Disclosure Schedule intends to cease dealing with or materially and adversely change the terms upon which it provides goods or services to the Company. To the Knowledge of Sellers, no such supplier has indicated within the past year that it will stop or materially decrease the rate of supplying materials, products or services, as applicable, to the Company, or materially modify such supplier’s or vendor’s business practices after the Closing Date.

3.25           Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth an accurate and complete list of the names of all financial institutions at which a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement is maintained by or on behalf of the Company, and sets forth the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

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3.26           Brokers. Neither Sellers nor the Company have retained any broker or finder in connection with any of the Contemplated Transactions other than Green Manning & Bunch (“GMB”) and neither Sellers nor the Company have incurred or agreed to pay, other than GMB, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Contemplated Transactions. Sellers, without adjustment to the Purchase Price and in accordance with Section 11.1, are solely responsible to pay the brokerage fee of GMB, and Purchaser has no liability or obligation to pay any fees or commissions to GMB with respect to the Contemplated Transactions.

3.27           Product Standards. All design, development, production, installation and servicing of Company products are in material compliance with customer specifications. The Company has a Class 100,000 clean room and is ISO 9001:2008 and ISO 13485 certified.

3.28           No Knowledge of Breaches. No Seller has any Knowledge of any breach of any representation, warranty or covenant contained in this Agreement.

3.29           No Indebtedness. At Closing, other than the Closing Indebtedness Payoff Amount and as disclosed in Section 3.29 of the Disclosure Schedule, the Company will not have any Indebtedness, contingent or otherwise, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any Indebtedness owed to it or released any claim possessed by it, other than trade payables incurred in the Ordinary Course of Business. Other than as disclosed in Section 3.29 of the Disclosure Schedule, as of the date hereof there is no Indebtedness (i) which relates to any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law) and (ii) which, individually or in the aggregate, greater than $25,000. All Indebtedness of the Company shall at Closing be paid and forever satisfied with respect to any and all creditors of the Company, contingent or otherwise, by the Company prior to Closing by the Sellers or pursuant to the Closing Indebtedness Payoff Amount at the Closing. No Indebtedness of any Seller shall impair the unencumbered and irrevocable transfer of all right, title and interest in the Interests to the Purchaser at Closing.

3.30           Product Liability. To the Knowledge of Sellers, no product manufactured, sold, leased or delivered by the Company is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Sellers have furnished Purchaser with copies of the standard terms and conditions of sale for the Company. To the Knowledge of the Sellers, the Company has no liability for any design defect, product failure or other material product liability claim arising from or related to any product of the Company.

3.31           Disclosure. No representation or warranty by the Company or any Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or any Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or, to the Knowledge of the Sellers, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and the Sellers have provided the Purchaser with access to complete and accurate copies of all documents listed or described in the Disclosure Schedule.

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Section  4.                 Representations and Warranties of Purchaser.

Purchaser represents and warrants as of the date hereof and as of the Closing Date as follows:

4.1              Good Standing and Corporate Power. Purchaser is validly existing and in good standing as a corporation under the laws of the State of Utah and has all necessary corporate power to execute and deliver this Agreement and to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Contemplated Transactions.

4.2              Access. Purchaser and its Representatives have been given full access to the assets, books, records, contracts and management personnel of the Company, and have been given the opportunity to meet with officers and other representatives of the Company for the purpose of investigating and obtaining information regarding the condition (financial or otherwise), operations, business, rights, properties, assets, liabilities and legal affairs of the Company.

4.3              Authorization. The execution, delivery and performance of this Agreement on behalf of Purchaser have been duly authorized by all necessary action on the part of Purchaser and its board of directors, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of such Transaction Agreements, such Transaction Agreements shall constitute, legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors’ rights generally, and general equitable principles.

4.4              No Conflicts. The execution and delivery by Purchaser of the Transaction Agreements, the performance of its obligations under the Transaction Agreements and the consummation of the Contemplated Transactions do not and shall not:

(a)                 Conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser’s Charter Documents;

(b)                 Conflict with or result in a violation or breach of any term or provision of any Applicable Law or Order applicable to Purchaser; or

(c)                 Conflict with or result in a violation or breach of, or constitute a default under, or require Purchaser to obtain any consent or approval under the terms of, any material contract or license to which Purchaser is a party or by which any of Purchaser’s assets or properties is bound.

4.5              Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Body on the part of Purchaser is required in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the Contemplated Transactions.

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4.6              Brokers. Purchaser has not retained any Person to act as a broker or finder or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

4.7              Acquisition of Interests. Purchaser is acquiring the Interests for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Interests.

4.8              Financial Capacity. Purchaser has adequate uncommitted liquid reserves and/or a commitment letter from a qualified financial institution necessary to make the payments required by Section 2.4 and otherwise to consummate the Contemplated Transactions.

4.9              Non-Reliance of Purchaser.

(a)                 PURCHASER HEREBY ACKNOWLEDGES THAT SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE COMPANY, (B) MERCHANTABILITY, (C) FITNESS FOR ANY PARTICULAR PURPOSE, (D) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF THE COMPANY, OR (E) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF THE COMPANY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b)                 In connection with Purchaser’s investigation of Sellers, the Company and the business conducted by the Company, Purchaser has received from or on behalf of Sellers and/or the Company certain estimates, forecasts, plans and financial projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans, and financial projections), and that Purchaser shall have no claim against Sellers or the Company or any of their Representatives or Affiliates with respect thereto. Purchaser acknowledges and agrees that Sellers makes no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

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Section  5.                  Covenants of Both Parties

5.1              Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser, each Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the Ordinary Course of Business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, each Seller shall use reasonable efforts to:

(a)                 cause the Company to preserve and maintain all of its Permits;

(b)                 cause the Company to pay its debts, Taxes and other obligations when due;

(c)                 cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                 cause the Company to continue in full force and effect without modification all insurance policies, except as required by Applicable Law;

(e)                 cause the Company to perform all of its obligations under all contracts relating to or affecting its properties, assets or business;

(f)                  cause the Company to maintain its books and records in accordance with past practice;

(g)                 cause the Company to comply in all material respects with all Applicable Laws; and

(h)                 cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.9 to occur.

5.2              Notices of Certain Events. Each of Sellers and Purchaser shall promptly notify the other party of:

(a)                any fact, condition, change or event that (i) has had, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) causes or would be reasonably expected to cause any representation or warranty made by such party in this Agreement not to be true and correct as of the Closing Date to the extent that the failure of such representation and warranty to be true and correct or (iii) would result in the failure of any condition set forth in Section 7 or Section 8, as applicable;

(b)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(c)                any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(d)               with respect to Sellers, any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Sellers, threatened in writing to be commenced against the Company or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that Purchaser’s receipt of information pursuant to this Section 5.2 shall not, unless the Purchaser completes the Contemplated Transactions notwithstanding such knowledge and the Purchaser delivers to the Sellers written waiver thereof identifying with specificity such knowledge and information, operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

5.3              Confidentiality.

(a)                From the date hereof and after the Closing Date, each of the parties shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents, as applicable, to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all Confidential Information concerning each of the parties, and,

(b)               From the date hereof until the Closing Date, Purchaser shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents, as applicable, to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all Confidential Information of the Company, except to the extent that such Confidential Information can be shown to have been (i) previously known on a non-confidential basis by Purchaser; (ii) in the public domain through no fault of either Purchaser or any other Person other than Sellers or the Company; (iii) independently developed by Purchaser without reliance on such Confidential Information; or (iv) received from a third party without breach of any duty of confidentiality by such third party; provided, that Purchaser may disclose such Confidential Information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents, as applicable, in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Purchaser of the confidential nature of such Confidential Information and are directed by Purchaser to treat such Confidential Information confidentially.

(c)                After the Closing Date, each of the Sellers shall hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all Confidential Information regarding the Company, except to the extent that such Confidential Information can be shown to have been (i) previously known on a non-confidential basis by one or more Sellers; (ii) in the public domain through no fault of Sellers or any other Person other than Purchaser; (iii) independently developed by one or more Sellers without reliance on such Confidential Information; or (iv) received from a third party without breach of any duty of confidentiality by such third party; provided, that Sellers and the Company may disclose such Confidential Information to the Company’s officers, managers, employees, accountants, counsel, consultants, advisors and agents, as applicable, in connection with (i) the transactions contemplated by this Agreement so long as such Persons are informed by Sellers or the Company of the confidential nature of such Confidential Information and are directed by Sellers or the Company to treat such Confidential Information confidentially.

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(d)               In the event any party is required by judicial or administrative process or by other requirements of Applicable Law to disclose the Confidential Information, such party shall, before making such disclosure, give prompt notice thereof to each of the other parties and, to the extent reasonably practicable, provide such reasonable cooperation and assistance as each of the other parties may reasonably request (at such party’s expense) to obtain an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, such party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be furnished.

(e)                The obligation of each party to hold the Confidential Information shall be satisfied if it exercises the same care with respect to such Confidential Information as it would take to preserve the confidentiality of its own similar information, but in no event less than a reasonable degree of care.

(f)                The obligations of each party under this Section 5.3 shall continue indefinitely following the date of disclosure of the Confidential Information.

5.4              Public Announcements. Neither Purchaser, on the one hand, nor any of the Sellers, on the other hand, shall issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties; provided, however, that any party may issue a press release or make a public statement with respect to this Agreement or the transactions contemplated hereby if required to do so by a Governmental Body, by Applicable Law or any national securities exchange.

5.5              Access to Information. From the date hereof until the Closing, each Seller shall, and shall cause the Company to, (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Purchaser in its investigation of the Company. If a Phase I environmental report commissioned by Purchaser on any property occupied by the Company indicates that further investigation should be conducted, the parties shall discuss further investigation, including inspections, with the applicable property owner. Any collection of soil samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and its facilities pursuant to this Section 5.5 shall be conducted with the property owner’s consent, which the Sellers shall use their respective best efforts to obtain, and in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by each Seller in this Agreement.

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5.6              No Solicitation of Other Bids.

(a)                 Prior to April 30, 2014, each Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests or other interests of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)                 In addition to the other obligations under this Section 5.6, each Seller shall promptly (and in any event within one (1) Business Day after receipt thereof by such Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                 Each Seller agrees that the rights and remedies for noncompliance with this Section 5.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section  6.                 Other Agreements.

6.1              Further Assurances. At any time and from time to time after the Closing, Sellers and Purchaser shall, at the request of any of the other parties, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the Contemplated Transactions or for the performance by Sellers or Purchaser of any of their other respective obligations under this Agreement.

6.2              Employees.

(a)                 After the Closing, Purchaser and Sellers shall work together in good faith to adopt an annual bonus program to reward employees of the Company based on the achievement of the Company’s annual performance targets.

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(b)                 The Sellers shall deliver to Purchaser written resignations, effective as of the Closing Date, of all limited liability company officers and the manager of the Company (but not as employees) at least three (3) Business Days prior to Closing.

6.3              Access to Records After Closing. From and after the Closing Date, Purchaser and Sellers and their respective Representatives shall have reasonable access to inspect and copy all books and records relating to the Company that the other parties hereto or their respective Representatives may retain after the Closing Date. Such access shall be afforded by the party maintaining such records upon receipt of reasonable advance notice and during normal business hours. Nothing contained in this Section 6.3 shall require Purchaser or the Company to retain any books or records longer than such books or records would otherwise have been retained in the Ordinary Course of Business but for the Contemplated Transactions; provided, however, that if the party maintaining such records shall desire to dispose of any of such books and records, such party shall, prior to such disposition, give the other party hereto a reasonable opportunity, at such other party’s expense, to segregate and remove such books and records as such other party may select.

6.4              Tax Matters.

(a)                 Sellers shall be liable and shall indemnify Purchaser for all Taxes imposed on or with respect to the Company or the Interests relating to any Pre-Closing Tax Period, but only to the extent such Taxes exceed the amount, if any, reserved for Taxes shown on the Closing Balance Sheet and taken into account for purposes of the Actual Working Capital Amount.

(b)                 In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based upon or measured by income, receipts or payroll for the Pre-Closing Tax Period will be determined based upon an interim closing of the books as of the Closing Date; provided, however, that any Closing Date Tax Benefits will be treated as being allocable to the portion of the Straddle Period ending on the Closing Date. The amount of Taxes other than Taxes based upon or measured by income, receipts or payroll for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)                 Sellers shall, at their own expense, prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Period Income Tax Returns. Purchaser shall, at its expense, prepare or cause to be prepared all other Pre-Closing Tax Period Tax Returns of the Company that are filed after the Closing Date, and all Straddle Period Tax Returns of the Company; provided, however, that such Pre-Closing Tax Period Tax Returns and Straddle Period Tax Returns shall be prepared in a manner consistent with the past practices of the Company unless otherwise required by Applicable Law. At least thirty (30) days prior to the due date (taking into account any extensions) of such Pre-Closing Tax Period Tax Returns or Straddle Period Tax Returns prepared by Purchaser, Purchaser shall deliver such Tax Returns to Sellers for review and comment. Sellers shall provide comments to such Pre-Closing Tax Period Tax Returns or Straddle Period Tax Returns, as applicable, within fifteen (15) days of its receipt of such Pre-Closing Tax Period Tax Returns or Straddle Period Tax Returns, as applicable, and Purchaser shall incorporate any timely comments requested by Sellers provided that such comments are consistent with past practice and Applicable Law.

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(d)                 Without the prior written consent of Sellers, neither Purchaser nor the Company shall amend any Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period, or waive any limitations period with respect to such Tax returns.

(e)                 Any Tax refunds that are received by the Company that are attributable to a Pre-Closing Tax Period shall be for the account of Sellers, and the Company shall pay such Tax refund to Sellers as soon as practicable after actual receipt, but only to the extent that such refund was not taken into account for purposes of the Actual Working Capital Amount.

(f)                  Purchaser shall have the right to control any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) with respect to the Company; provided, however, that in the case of any Tax Controversy that relates exclusively to any Taxes that could give rise to a liability of Sellers under this Agreement, Sellers may participate in such Tax Controversy at Sellers’ expense, and Purchaser shall not enter into any agreement that represents a final determination of the matter without Sellers’ consent, which consent shall not unreasonably be withheld. Sellers shall execute, or cause to be executed, powers of attorney or other documents reasonably necessary to enable Purchaser to take all actions desired by Purchaser with respect to Tax Controversies.

(g)                 In the event Purchaser, the Company or any Affiliate of Purchaser or the Company receives any document with respect to the Tax matters of the Company or the Interests that could affect Sellers, or Sellers or any Affiliate of Sellers receives any document with respect to the Tax matters of the Company or the Interests, the party receiving such document shall supply a copy of such document to the potentially affected party within seven calendar days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this Section 6.4(g) shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax Controversies or as required by Applicable Law.

(h)                 Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

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(i)                   Purchaser and Sellers agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(j)                  All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement will be borne by Purchaser, and the parties will cooperate to file or cause to be filed all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees if required by Applicable Law.

6.5              Nonsolicitation and Noncompetition.

(a)                 For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of the Sellers (other than while employed by the Company pursuant to each Seller’s respective Employment Agreement) shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)                 During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.5 shall prevent any Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Purchaser or (ii) after 365 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)                 During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

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(d)                 Each Seller acknowledges that a breach or threatened breach of this Section 6.5 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                 Each Seller acknowledges and expressly agrees that the restrictions contained in this Section 6.5 are fair, reasonable and necessary to protect the legitimate interests of Purchaser and constitute significant and material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law. The covenants contained in this Section 6.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.6              Directors’ and Officers’ Indemnification and Insurance.

(a)                 From and after the Closing Date, Purchaser agrees that it will (i) except with respect to matters which are subject to indemnification of Purchaser by Sellers under Article IX hereto, indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers, managers, employees and agents of the Company and their subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Charter Documents of the Company in existence on the date hereof and (B) without limiting the generality of clause (A), to the fullest extent permitted by Applicable Law, in each case, for acts or omissions at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions), (ii) include and cause to be maintained in effect in the Charter Documents of the Company for a period of four (4) years after the Closing Date, the provisions regarding elimination of liability of directors and managers, indemnification of officers, directors, managers and employees and advancement of expenses to officers, directors, managers and employees that are in the Charter Documents of the Company immediately prior to Closing provided that any and all such provisions shall not be construed as waivers of indemnification of Purchaser by Sellers under Article IX hereto; and (iii) cause to be maintained for a period of four (4) years after the Closing Date directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Purchaser (provided that Purchaser (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, commercially reasonable) with respect to claims arising from facts or events that occur on and after the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions), provided that any and all such policies shall not be construed as waivers of indemnification of Purchaser by Sellers under Article IX hereto. Such substitute policies shall be issued by nationally recognized insurance companies. The obligations of Purchaser under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee, director, manager, officer or employee to whom this Section 6.6 applies without the consent of such affected person (it being expressly agreed that the indemnitees, directors, managers, officers or employees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6).

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(b)                 If Purchaser or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions shall be made so that the successors and assigns of Purchaser shall assume all of the obligations set forth in this Section 6.6.

Section  7.                 Conditions to Obligation of Purchaser to Close.

The obligation of Purchaser to purchase the Interests and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

7.1              Accuracy of Representations and Warranties. Each of the representations and warranties of Sellers set forth in this Agreement that is qualified by materiality or as to a Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Sellers set forth in this Agreement that is not so qualified shall be true and correct, in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date).

7.2              Satisfaction of Pre-Closing Covenants of Sellers. All of the covenants and obligations that Sellers are required to comply with or to perform at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

7.3              No Change or Injunction. Since the Unaudited Interim Financial Statements Date, there shall have occurred no change, event, circumstance or development (including, without limitation, with respect to the Company’s relationships with its customers or suppliers) that, individually or taken together with all other changes, events, circumstances or developments, has had, or could likely be expected in the future to have, a Company Material Adverse Effect. There shall not be in effect, at the Closing Date, any injunction or other binding Order of any court or other tribunal having jurisdiction over Purchaser that prohibits the purchase of the Interests by Purchaser or the Financing.

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7.4              Additional Documents. Sellers shall have delivered, or caused to be delivered, to Purchaser the following:

(a)                 the Escrow Agreement, executed by Sellers;

(b)                 the Employment Agreements, executed by each respective Seller;

(c)                 a certificate executed by Sellers certifying that each of the conditions specified in Sections 7.1, 7.2, and 7.3 has been satisfied;

(d)                 evidence reasonably satisfactory to Purchaser that all Closing Indebtedness has been repaid in full prior to the Closing Date or will be paid on the Closing Date in accordance with Section 2.4(a);

(e)                 evidence reasonably satisfactory to Purchaser that the Encumbrances set forth on Section 3.12 of the Disclosure Schedules shall have been released (or committed to be released pursuant to payoff letters reasonably satisfactory to Purchaser) and completed copies of UCC-3 termination statements related to such Encumbrances shall have been filed (or committed to be filed pursuant to payoff letters reasonably satisfactory to Purchaser);

(f)                  the resignations referenced in Section 6.2(b);

(g)                 a certificate of good standing or existence of the Company issued as of a date not more than five days prior to the Closing Date by the Colorado Secretary of State;

(h)                 satisfactory completion of the due diligence of the Company; and

(i)                   a completed financial audit for each of fiscal years 2012 and 2013, in accordance with GAAP.

Section  8.                 Conditions to Obligation of Sellers to Close.

The obligation of Sellers to cause the Interests to be sold to Purchaser and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Sellers in whole or in part):

8.1              Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date).

8.2               Satisfaction of Pre-Closing Covenants of Purchaser. All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly complied with and performed in material all respects.

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8.3              No Injunction. There shall not be in effect, at the Closing Date, any injunction or other binding Order of any court or other tribunal having jurisdiction over the Company or Sellers that prohibits the sale of the Interests to Purchaser.

8.4              Additional Documents. Purchaser shall have delivered, or caused to be delivered, to Sellers the following:

(a)                 the Purchase Price in accordance with Section 2.4;

(b)                 the Escrow Agreement, executed by Purchaser and the Escrow Agent;

(c)                 the Employment Agreements, executed by the Company;

(d)                 evidence reasonably satisfactory to Sellers that the requirements of Section 6.6 will be satisfied immediately following the Closing;

(e)                 a certificate executed by an authorized officer of Purchaser certifying that each of the conditions specified in Sections 8.1, 8.2 and 8.3 has been satisfied;

(f)                  a certificate of good standing for Purchaser issued as of a date not more than 5 days prior to the Closing Date by the appropriate governmental agency (e.g., Secretary of State) of its jurisdiction of incorporation;

(g)                 a certificate of the Secretary of Purchaser certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of Purchaser’s Charter Documents, (B) all requisite resolutions or actions of Purchaser’s board of directors approving the execution and delivery of this Agreement, the other Transaction Agreements and the consummation of the Contemplated Transactions, and (ii) as to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other Transaction Document or other document, certificate or instrument relating to the Contemplated Transactions; and

(h)                 the Lease Agreements, executed by Purchaser, the Company and the applicable landlord.

Section  9.                 Indemnification and Related Matters.

9.1              Indemnification by Sellers.

(a)                 After Closing and subject to the limitations set forth in this Section 9 and elsewhere in this Agreement, Sellers shall indemnify and hold harmless from any Damages that Purchaser actually incurs as a direct result of (i) any breach by Sellers of any representation or warranty of Sellers set forth in Section 3; (ii) any breach of any covenant of Sellers set forth in Section 5; or(iii) the Kodak Case.Any and all such indemnification by each Seller shall be proportionate with respect to each such Seller by reference to the percentage of Membership Interests as set forth on Schedule A attached hereto.

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(b)                 Subject to Section 9.1(c), Sellers shall not be required to make any indemnification payment pursuant to Section 9.1(a), until such time as the total amount of all Damages for which indemnification is required that have been suffered or incurred by Purchaser exceed $50,000 (the “Indemnification Deductible”). If the total amount of such Damages exceeds the Indemnification Deductible, Purchaser shall be entitled to be indemnified against and compensated and reimbursed for all Damages for which indemnification is required that are actually incurred (including those comprising the Indemnification Deductible). Subject to Section 9.1(c), the aggregate liability of Sellers under this Agreement shall not exceed twenty percent (20%) of the Purchase Price (the “Indemnification Cap”).

(c)                 The Indemnification Cap set forth in Section 9.1(b) shall not apply to:

(i)                   any breach of the representations and warranties set forth in Section 3.1 (Good Standing and Limited Liability Company Power of the Company), Section 3.2 (Capitalization; Title to Interests), Section 3.4 (Enforceability), Section 3.11 (Intellectual Property), Section 3.17 (Environmental Laws), Section 3.18 (Taxes and Tax Returns) and Section 3.26 (Brokers);

(ii)                 any claim resulting from third-party litigation where the underlying claim arose prior to the Closing Date;

(iii)                any claim for or based on intentional fraud of Sellers; and

(iv)               any and all Proceedings pending, or to the Knowledge of Sellers, currently threatened, orally or in writing, against any Seller or the Company as of the date hereof, including, without limitation, that certain Chapter 11 Case No. 12-10202 (ALG) case pending in the United States Bankruptcy Court Southern District of New York, captioned In re: EASTMAN KODAK COMPANY, et al., Debtors, THE KODAK GUC TRUST, by and through Alan D. Halperin, as Trustee, Plaintiff, vs. ADVANCE TOOLING CONCEPTS, LLC, Defendant (the “Kodak Case”);

provided, however, notwithstanding the foregoing, Sellers’ liability for any of the matters identified in clause (i) through (iii) above shall not exceed the proceeds actually received by Sellers in connection with the Contemplated Transactions. If Sellers’ indemnification obligation under Section 9.1 arises in respect of any indemnifiable event (i) for which Purchaser receives indemnification from Sellers, and (ii) may reasonably result in any Tax benefit to Purchaser or its Affiliates that would not, but for such indemnifiable event, be available, such indemnification obligation of Sellers shall be reduced by an amount equal to the Tax savings which may be reasonably produced by such Tax benefit.

9.2              Indemnification by Purchaser. After Closing and subject to the limitations set forth in this Section 9 and elsewhere in this Agreement, Purchaser shall indemnify Sellers against any Damages that Sellers actually incurs as a direct result of (a) any breach by Purchaser of any representation or warranty of Purchaser set forth in Section 4; or (b) any breach of any covenant of Purchaser set forth in Section 5. Purchaser shall also pay to Sellers any and all proceeds received by the Company (net of any and all applicable Taxes and all third party fees, costs, expenses and disbursements incurred by the Company) in respect of claims against the Kodak GUC Trust as the bankruptcy estate of Eastman Kodak Company.

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9.3              Expiration of Representations, Warranties and Covenants.

(a)                 Except as set forth in Sections 9.3(b) and 9.3(c), all of the representations and warranties of Sellers and Purchaser set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 10:00 a.m. (Colorado time) upon the last day of the Claim Period, and all Liability of Sellers and Purchaser with respect to such representations and warranties shall thereupon be extinguished.

(b)                 Except as set forth in Section 9.3(c), the representations and warranties (i) set forth in Section 3.11 (Intellectual Property) shall remain in full force and effect until the date that is the two year anniversary of the Closing Date, (ii) set forth in Section 3.17 (Environmental Laws),Section 3.18 (Taxes and Tax Returns), and Section 3.30 (Product Liability) shall remain in full force and effect and survive until 60 days after the expiration of the relevant statute of limitations, and (iii) set forth in Section 3.1 (Good Standing and Limited Liability Company Power of the Company), Section 3.2 (Capitalization; Title to Interests), Section 3.4 (Enforceability), Section 3.26 (Brokers), Section 4.1 (Good Standing and Corporate Power), Section 4.3 (Authorization), and Section 4.6 (Brokers) shall survive indefinitely following the Closing.

(c)                 Notwithstanding anything in this Section 9.3 to the contrary, if, prior to the relevant expiration date, a party hereto shall have duly delivered a Claim Notice in conformity with all of the applicable procedures set forth in the Escrow Agreement and in Section 9.6, then the specific indemnification claim set forth in such Claim Notice shall survive the otherwise applicable expiration date and shall not be extinguished thereby until resolution of the matter in accordance with this Agreement and the Escrow Agreement.

9.4              Order of Claims. Purchaser hereby acknowledges that prior to asserting any claim for indemnification against Sellers, all indemnification claims and any indemnification payments to Purchaser resulting therefrom under this Agreement shall be made exclusively out of the Escrow Fund. Purchaser hereby further acknowledges that unless and until there remains no amount on deposit in the Escrow Fund, whether as a result of indemnification claims or release of funds pursuant to the terms of the Escrow Agreement, Purchaser’s sole and exclusive remedy for indemnification claims hereunder or for any claims relating to the Contemplated Transactions shall be a claim against the Escrow Fund, pursuant to the provisions set forth in this Section 9.

9.5              Maintenance and Release of Escrow.

(a)                 The Escrow Shares will be issued by the Purchaser pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and shall be certificated in the name of “Wuersch & Gering LLP as Escrow Agent.” All of the Escrow Shares shall be duly authorized, validly issued, fully paid and non-assessable as and when issued by the Purchaser.

(b)                 All of the Escrow Shares shall be “restricted securities” when issued by the Purchaser, as such term is defined under Rule 144(a)(3), and all Escrow Shares shall be eligible for resale by the Sellers under Rule 144(d)(iii) as and when released from the escrow pursuant to the exemptions from registration under Rule 144 of the Securities Act available to the extent the Sellers comply with their requisite conditions as sellers of restricted securities in order to qualify for such resale under Rule 144.

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(c)                 Subject to the following provisions of this Section 9.5, the Escrow Fund shall be released by Escrow Agent to Sellers at 10:00 a.m. (New York time) on the one (1) year anniversary of the Closing Date (the “Escrow Release Date”).

(d)                 The Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price if the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day in any calendar month prior to the Escrow Release Date is less than Five Dollars ($5.00) per share of Common Stock.

(e)                 The Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price not less than five (5) Business Days prior to the Escrow Release Date, provided, however, if a Claim Notice has been duly delivered prior to the Escrow Release Date by Purchaser to Sellers and the Escrow Agent in conformity with all of the applicable procedures set forth in this Agreement and the Escrow Agreement, then the Escrow Fund may remain in the form of Escrow Shares until the definitive determination and resolution of the claimed Damages relating to such Claim Notice.

(f)                  After definitive determination and resolution of the Damages relating to such Claim Notice, the Escrow Shares shall within three (3) Business Days thereafter be replaced by cash in amount equal to ten percent (10%) of the Purchase Price, less the amount of such Damages, and thereafter released.

(g)                 If the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of each calendar month during the period in which such Claim Notice is subject to resolution is less than Five Dollars ($5.00) per share of Common Stock, then the Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price and, such amount, after definitive determination and resolution of the Damages relating to such Claim Notice, less the amount of such Damages, shall be released.

(h)                 If the value of the Escrow Shares, as determined by reference to the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of each calendar quarter prior to the Escrow Release Date, is less than one hundred twenty five percent (125%) of such amount which is equal to ten percent (10%) of the Purchase Price, then the Purchaser shall, within the first five (5) business days after each such calendar quarter, deposit into escrow additional Escrow Shares such that the value of all Escrow Shares held in escrow shall equal one hundred twenty five percent (125%) of such amount which is ten percent (10%) of the Purchase Price, as determined by reference to the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of the immediately preceding calendar quarter.

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(i)                   At the termination of the escrow, Purchaser shall pay to Sellers the amount of cash required to settle the escrow in accordance with the foregoing provisions of this Section 9.5, and upon such payment all Escrow Shares will be released to Purchaser. If the escrow balance is not fully and timely paid to Sellers in cash in accordance with the foregoing provisions of this Section 9.5, Escrow Agent will deliver such number of Escrow Shares to the Sellers (or such broker or agent of Sellers as specified in writing to the Escrow Agent) together with duly executed medallion guaranteed stock powers, sufficient to pay any such deficiency in respect of the escrow to Sellers, as determined by reference to the average VWAP of the Common Stock for the twenty (20) Trading Day period preceding the last Trading Day of the immediately preceding calendar month.

(j)                  The unpaid balance of any remaining escrow deficiency, other than such deficiency as to which a Claim Notice has been duly delivered to Sellers prior to the Escrow Release Date and as to which the matters specified in such Claim Notice remain unresolved, shall accrue interest at the rate of twenty percent (20%) per annum from the Escrow Release Date until paid, and Sellers shall be entitled to demand immediate payment and to recover all collection costs, including reasonable attorneys’ fees.

9.6              Indemnification Claims. If either party hereto (the “Claimant”) wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice (a “Claim Notice”) setting forth:

(a)                 the specific representation and warranty or covenant alleged to have been breached by such other party;

(b)                 a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty or covenant; and

(c)                 a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach (such amount, the “Claimed Amount”).

A copy of any Claim Notice from Purchaser as Claimant shall be delivered by Purchaser to the Escrow Agent contemporaneously with the delivery of such Claim Notice to Sellers.

9.7              Indemnification Claims from Escrow Fund. An indemnification claim to recover Damages from the Escrow Fund shall be subject to the following terms:

(a)                 During the 45 day period commencing upon the delivery to Sellers and the Escrow Agent of a Claim Notice, Sellers shall deliver to Purchaser and to the Escrow Agent a written response (the “Response Notice”) in which Sellers: (i) agrees that the full Claimed Amount is owed to Purchaser; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to Purchaser; or (iii) asserts that no part of the Claimed Amount is owed to Purchaser. Any part of the Claimed Amount that is not agreed by Sellers to be owing to Purchaser pursuant to the Response Notice shall be referred to as the “Contested Amount.”

(b)                 If Sellers delivers a Response Notice agreeing that the full Claimed Amount is owed to Purchaser, then the Escrow Agent shall disburse to Purchaser from the Escrow Fund, cash in an amount equal to the Claimed Amount.

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(c)                 If Sellers delivers a Response Notice agreeing that less than the full Claimed Amount is owed to Purchaser, then the Escrow Agent shall disburse to Purchaser from the Escrow Fund cash in an amount equal to the Agreed Amount.

(d)                 If Sellers delivers a Response Notice indicating that there is a Contested Amount, Sellers and Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If Sellers and Purchaser resolve such dispute as to all or a portion of the Contested Amount, then Sellers and Purchaser shall execute a written settlement agreement, and Sellers and Purchaser shall deliver to the Escrow Agent a joint instruction to disburse to Purchaser from the Escrow Fund cash in an amount equal to the amount specified in such settlement agreement.

(e)                 If Sellers and Purchaser are unable to resolve any part of the dispute relating to any Contested Amount during the 45 day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either Purchaser or Sellers may submit the unresolved portion of the claim described in the Claim Notice to binding arbitration by delivering a written notice of a demand to arbitrate (the “Arbitration Notice”) to the other party. Within 15 days after delivery of the Arbitration Notice, Sellers and Purchaser shall attempt to select a mutually acceptable arbitrator to resolve the dispute. In the event that Sellers and Purchaser cannot agree on a mutually acceptable arbitrator within 30 days after delivery of the Arbitration Notice, either party may make application to the U.S. District Court for the District of Denver, Colorado for the appointment of an arbitrator, who shall be a member of the Judicial Arbiter Group (“JAG”), or if no member of JAG is reasonably available, a former judge from a U.S. District Court, a U.S. Court of Appeals or Supreme Court of the State of Colorado, or the Federal District Court in and for the State of Colorado. The arbitration hearing will be held in Denver, Colorado and Sellers and Purchaser hereby consent to such venue. The arbitration proceeding shall be conducted to expedite resolution and minimize costs. The arbitrator shall have authority to award only (i) money damages, (ii) attorneys’ fees, costs and expert witness fees to the prevailing party, and (iii) sanctions for abuse or frustration of the arbitration process. The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator. The arbitrator shall issue a final decision within 15 days after the conclusion of the arbitration hearing. The final decision of the arbitrator shall relate solely: (i) to whether Purchaser is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount that Purchaser is entitled to recover; and (ii) to the determination of the non-prevailing party (including the amount of fees and expenses to be paid by such party) as provided below. The arbitrator shall furnish the final decision to Sellers, Purchaser and the Escrow Agent in writing and the final decision shall constitute a conclusive determination of the issue(s) in question, binding upon Sellers and Purchaser and not to be contested by any of them. In the final decision, the arbitrator shall determine whether Purchaser or Sellers are the non-prevailing party in the arbitration. The non-prevailing party shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). Purchaser and Sellers shall deliver to the Escrow Agent, within three (3) Business Days following the receipt of the final decision, a copy of the final decision and the Escrow Agent shall disburse to Purchaser from the Escrow Fund cash in an amount equal to the amount specified in such final decision, if any. Judgment on any arbitration award may be entered in any court having jurisdiction.

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9.8              Defense of Third Party Actions. If either party hereto (the “Indemnitee”) receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may give rise to an indemnification claim against the other party hereto (the “Indemnifying Party”), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, however, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim against Sellers within the meaning of this sentence, the limitations set forth in Section 9.1 shall not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Section 9 with respect to such Matter. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Matter with its own counsel. If the Indemnifying Party elects to assume the defense of any such Matter, then:

(a)                 notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party’s election to assume the defense of such Matter;

(b)                 the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Matter;

(c)                 the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter;

(d)                 the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter;

(e)                 the Indemnitee shall not admit any Liability with respect to such Matter; and

(f)                  the Indemnifying Party shall have the exclusive right to settle, adjust or compromise such Matter, on such terms as it may deem appropriate, without the consent or approval of the Indemnitee or any other Person.

If the Indemnifying Party elects not to assume the defense of such Matter, then the Indemnitee shall proceed diligently to defend such Matter with the assistance of counsel satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such Matter, or admit any Liability with respect to such Matter, without the prior written consent of the Indemnifying Party (which consents shall not be unreasonably withheld).

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9.9               Subrogation. To the extent that either party hereto (the “Indemnitor”) makes or is required to make any indemnification payment to the other party hereto (the “Indemnified Party”), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Representatives may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party’s Representatives in any transaction or in any Proceeding involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.

9.10           Exclusivity. The right of Sellers and Purchaser to assert indemnification claims and receive indemnification payments pursuant to this Section 9 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any covenant, representation or warranty or otherwise under this Agreement or relating to the Contemplated Transactions, except in the case of fraud; and Sellers and Purchaser hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement or the Contemplated Transactions, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

9.11           Characterization of Indemnification Payment. Any payment made pursuant to or in connection with this Section 9 shall be deemed to be an adjustment to the Purchase Price to the extent permitted by Applicable Law.

9.12           Financing. Notwithstanding anything to the contrary set forth herein, each Seller (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Financing, the Financing Agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and each Seller (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Financing Agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Financing, the Financing Agreements or in respect of any other document or theory of law or equity against any Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to any Seller in connection with this Agreement, the Financing, the Financing Agreements or the transactions contemplated hereby or thereby.

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Section  10.             Grounds for Termination.

10.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                 by written agreements of Purchaser and Sellers;

(b)                 by either Purchaser or Sellers if the Closing shall not have been consummated on or before April 30, 2014;

(c)                 by either Purchaser or Sellers if the other party has breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach has not been cured within thirty (30) days following written notice of such breach by the non-breaching party to the breaching party; provided, that there shall be no such cure period for any breach of the provisions of Sections 5.2, 5.3 or 5.4; and

(d)                 by either Purchaser or Sellers if there shall be any Applicable Law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction.

10.2          Notice of Termination. The party desiring to terminate this Agreement pursuant to clauses 10.1(b) through 10.1(d) shall give notice of such termination to the other party.

Section  11.             Miscellaneous Provisions.

11.1          Expenses. Other than as specifically provided in this Agreement: (a) all Transaction Expenses incurred by or on behalf of Purchaser shall be borne and paid exclusively by Purchaser; and (b) all Transaction Expenses incurred by or on behalf of the Company or Sellers shall be borne and paid exclusively by the Company or Sellers at or before the Closing.

11.2           Waiver. Each of the parties hereto acknowledge and agree, on its own behalf and on behalf of its Representatives and Affiliates that the Company is the client of Bryan Cave LLP (“Bryan Cave”), that an attorney-client relationship exists between those parties, that Purchaser will not assume, acquire, or become a party to such relationship or any attorney-client privilege, and that after the Closing such privilege shall continue for the exclusive benefit of the Sellers. After the Closing, it is possible that Bryan Cave will represent one or more Sellers (individually, or collectively, the “Securityholder Group”) in connection with the Escrow Account and any claims made thereunder pursuant to this Agreement. Purchaser and the Company hereby agree that Bryan Cave (or any successor) may represent the Securityholder Group in the future in connection with administration of the Escrow Account and any claims that may be made thereunder pursuant to this Agreement. Bryan Cave (or any successor) may serve as counsel to Securityholder Group in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the Contemplated Transactions and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in this connection.

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11.3           Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure is reasonably apparent to such other representation or warranty. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Sellers, except as and to the extent expressly provided in the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Sellers or the Company or their respective assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

11.4           Exclusivity of Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of the Transaction Agreements; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in these Transaction Agreements. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquirer and an ordinary target in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement).

11.5           Inurement. The Agreement inures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns. Except as provided in Sections 9.12 and 11.7 and this Section 11.5, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that the Financing Sources shall be intended third parties beneficiaries of Sections 9.12 and 11.7 and this Section 11.5 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior consent of the Financing Sources).

11.6           Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of law).

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11.7           Venue, Jurisdiction and Forum. Without limiting the generality of any other provision herein (including Section 9.6), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court sitting in Denver, Colorado. Each party to this Agreement:

(a)                 expressly and irrevocably consents and submits to the personal jurisdiction of each state and federal court sitting in Denver, Colorado (and each appellate court located in the State of Colorado) in connection with any such legal proceeding;

(b)                 agrees that each state and federal sitting in Denver, Colorado shall be deemed to be a convenient forum; and

(c)                 agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court sitting in Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Notwithstanding anything in this Agreement to the contrary, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing Agreements, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions immediately below relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

11.8           Time of the Essence. Time is of the essence for this Agreement.

11.9           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile or electronic transmission (including email), when transmitted and the appropriate facsimile or other electronic transmission confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the US mails, and (c) if given by courier or other means, when received or personally delivered, and addressed as follows (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

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if to Purchaser:

ARC Group Worldwide, Inc.
Attn: Drew M. Kelley, Chief Financial Officer
810 Flightline Blvd.
Deland, FL 32724

with a copy to:

Wuersch & Gering LLP
100 Wall Street, 10th Floor
New York, NY 10005
Attention: Travis L. Gering, Esq.
Fax: 610-819-9104
e-mail: travis.gering@wg-law.com

if to Sellers:

Nigel Sutton

4834 Malibu Drive

Berthoud, CO 80513

Gregory Curtis

10770 King Street

Westminster, CO 80031

Frank Ferree

789 Turquoise Trail

Estes Park, CO 80517

Dermot Rafferty

23 E. 15th Avenue

Longmont, CO 80504

with a copy to (which shall not constitute notice):

Christopher Hazlitt, Esq.
Bryan Cave LLP
1801 13th Street, Suite 300
Boulder, CO 80302
Fax: (303) 247-8348
Email: chris.hazlitt@bryancave.com

11.10        Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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11.11        Assignment. No party hereto may assign (whether by direct assignment or indirect assignment through a corporate merger or conversion) any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto, provided, however, the Purchaser may upon notice to Sellers at any time at or prior to Closing, without consent of Sellers and without any further action required on the part of Sellers, assign any and all rights of Purchaser hereto to any subsidiary of Purchaser.

11.12        Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

11.13        Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by Applicable Law.

11.14        Entire Agreement. This Agreement, and the other Transaction Agreements set forth the entire understanding of Purchaser, the Company and Sellers and supersede all other agreements and understandings between those parties relating to the subject matter hereof and thereof.

11.15        Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.16        Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Purchaser, the Company and Sellers.

11.17        Interpretation of Agreement.

(a)                 Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b)                 Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(c)                 As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(d)                 References herein to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

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This Agreement has been duly executed and delivered by Purchaser and Sellers as of the date set forth above.

PURCHASER:

ARC Group Worldwide, Inc.

By:	/s/ Jason Young
Name:	Jason Young
Title:	Chief Executive Officer

SELLERS:

/s/ Nigel Sutton
Nigel Sutton

/s/ Frank Ferree
Frank Ferree

/s/ Gregory Curtis
Gregory Curtis

/s/ Dermot Rafferty
Dermot Rafferty

Signature Page of Membership Interests Purchase Agreement

Schedule A

Membership Interests

Member	Units	Percentage of Membership Interests
Nigel Sutton	43,000	43%
Frank Ferree	19,000	19%
Dermot Rafferty	19,000	19%
Gregory Curtis	19,000	19%
TOTAL	100,000	100%